As filed with the Securities and Exchange Commission on October 26, 2006

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

Under

The Securities Act of 1933

Mid-Wisconsin Financial Services, Inc.

(Exact name of Registrant as specified in its charter)

Wisconsin

06-1169935

(State or other jurisdiction

(I.R.S. Employer

of incorporation or organization)

Identification No.)

132 West State Street

Medford, Wisconsin 54451

(715) 748-8300

(Address, including ZIP Code, and telephone number,

including area code, of Registrant’s principal executive offices)

James F. Warsaw

Mid-Wisconsin Financial Services, Inc.

132 West State Street

Medford, Wisconsin 54451

(715) 748-8300

(Name, address, including ZIP Code, and telephone number,

including area code, of agent for service)

Copy to:

Arnold J. Kiburz III

Ruder Ware, L.L.S.C.

500 Third St., Suite 700

Wausau, Wisconsin 54403

(715) 845-4336

Approximate date of commencement of proposed sale of the securities to the public: As soon after the effective date of this Registration Statement as possible.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
	Amount	maximum	aggregate	Amount of
Title of each class of	to be	offering price	offering	registration
securities to be registered	registered	per unit (1)	price (1)	fee

Common Stock, par value
$.10 per share	150,000	$38.13	$38.13	$612.00

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and ask prices of the common stock of Mid-Wisconsin Financial Services, Inc. as reported on the Over-the-Counter Bulletin Board on October 24, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Mid-Wisconsin Financial Services, Inc.

Dividend Reinvestment Plan

150,000 shares

Common Stock

($.10 par value)

The Mid-Wisconsin Dividend Reinvestment Plan gives our shareholders the opportunity to automatically reinvest their cash dividends in shares of Mid-Wisconsin common stock.  The terms and provisions of the Plan are set forth in this prospectus.

This prospectus relates to 150,000 shares of common stock registered for purchase under the Plan.  Shares issued under the Plan will be either newly issued shares or shares purchased for Plan participants in the open market.  Our common stock is not listed on a national exchange or traded in an active public market.  Although prices for the shares are quoted on the OTC Bulletin Board under the symbol “MWFS.OB.” quotations may not reflect actual trades as transactions are sporadic and do not indicate an active trading market for the shares.

Investing in these securities involves risks.  We urge you to carefully read the “Risk Factors” beginning on page 2 before making your investment decision.

This prospectus incorporates business and financial information about Mid-Wisconsin that is not included in or delivered with this prospectus.  This information is available to you without charge upon written or oral request.  See “Additional Information” on page 13.

Shares of Mid-Wisconsin Common Stock are not savings or deposit accounts or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is not an offer to sell securities, nor is it an offer to buy securities, in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is October 26, 2006.

i

Prospectus Summary

This summary highlights information contained in, or incorporated by reference into, this prospectus.  Because this is a summary, it may not contain all of the information that is important to you.  Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements, and the other information that is incorporated by reference into this prospectus.

Mid-Wisconsin	Mid-Wisconsin Financial Services, Inc. is a registered financial holding company. Our principal subsidiary is Mid-Wisconsin
Bank, a Wisconsin chartered bank with thirteen banking offices located in seven central and northern Wisconsin counties.
The address of our principal office is 132 West State Street,
Medford, WI 54451, and our telephone number is 715-748-8300.

References in this prospectus to “we,” “us,” “our,” and “Mid-
Wisconsin” refer to Mid-Wisconsin Financial Services, Inc. and its consolidated subsidiaries, unless otherwise specified.

Securities being offered	150,000 shares of Mid-Wisconsin common stock.

The Dividend Reinvestment Plan	Shareholders who elect to participate in the Plan may reinvest cash dividends paid on some or all of their shares in additional shares of our common stock.

Plan Administrator	Registrar and Transfer Company
Attention: Dividend Reinvestment Department
P.O. Box 664
Cranford, New Jersey 07016

Telephone Number: 1-800-368-5948

Customer service representatives are available from 7:00 a.m. to
6:00 p.m. Central Time, Monday through Friday
(excluding holidays).

You may also obtain information about the Plan online at
www.rtco.com.

Source of shares for the Plan	The Plan Administrator will either purchase (1) shares available on the open market, or (2) newly issued shares from us.

Purchase price of newly issued shares	The purchase price for newly issued shares will be the average of the bid and ask prices reported for our common stock for the ten business days immediately preceding the purchase.

OTC Bulletin Board Quotations	Our common stock is quoted on the OTC Bulletin Board
under the symbol “MWFS.OB.”

You will not receive certificates	Common stock purchased under the Dividend Reinvestment
Plan will be held by our transfer agent, Registrar and Transfer
Company. This means that you will not receive a certificate
for securities purchased through the Plan, and your ownership interests will be recorded through the book-entry system.

Risk factors	Before electing to participate in the Plan, you should
carefully consider the “Risk Factors” below.

Risk Factors

Before you elect to participate in the Dividend Reinvestment Plan, you should carefully consider the following factors which could affect our financial condition and results of operations and the performance of our common stock.  You should also carefully consider the other information contained in or incorporated into this prospectus.  The risks described below are not the only ones facing Mid-Wisconsin.  Additional risks not necessarily known to us or risks that we do not currently believe are material may also impair our future business operations.

Changes in interest rates as a result of the fiscal and monetary policies of the federal government and its agencies may adversely affect our results of operations and our financial condition and liquidity.

Our earnings are substantially dependent on net interest income, the difference between interest income earned on loans and securities and the interest paid on deposits and borrowed funds.  The rate of interest earned on loans and paid by us on our borrowings and interest-bearing deposits are directly affected by policies of the Board of Governors of the Federal Reserve System regarding the supply of money and credit in the United States.  The value of financial instruments such as municipal securities held by us are also directly affected by these policies.  In addition, the level of interest rates has a material effect on the economy and the level of loan demand, the ability of loan customers to repay loans, and the value and liquidity of collateral held to secure loans.  Our results of operations may be adversely affected and its financial condition and liquidity may suffer as a result of the effects of changes in fiscal and monetary policies.

Changes in general economic conditions could have a material adverse effect on our business, financial condition, liquidity, and results of operations.

A deterioration in the general business and economic conditions in the United States is likely to adversely affect us.  In addition, we are particularly subject to a decline in economic conditions in North Central Wisconsin.  Economic conditions can be affected by changes in interest rates, monetary supply, the debt and equity capital markets, consumer spending, borrowing and saving habits, acts or threats of war or terrorism involving the United States, and other similar factors.  An adverse change in economic conditions could have a material adverse effect on our business, financial condition, liquidity, and results of operations as a result of increased nonpayment of loans, a decrease in loan collateral or the credit worthiness of Bank customers, and a decline in demand for Bank products and services.

Increases in competition could adversely affect our results of operations.

We operate exclusively in Wisconsin and increased competition in our markets may result in reduced loans and deposits, increased costs, and deteriorating results of operations.  Many competitors offer the banking services that are offered by us in our market areas.  These competitors include nation-wide, regional, and other community banks, as well as other types of financial institutions, including savings and loan associations, trust companies, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks, and other financial intermediaries.  Some of these competitors may be better able to offer more desirable or cost effective products to customers and so reduce our presence in our markets.  If we are unable to attract and retain banking customers, our loans and deposits may decline or fail to grow and our business and results of operations may be adversely affected.

Changes in laws and regulations could increase competition and our operating costs.

Banking laws, regulations, and policies are under frequent review and subject to revision.  Changes to banking laws and regulatory policies could result in increased costs of operation, increase the ability of non-banks to offer competing financial services and products, permit increased competition across state borders, require additional capital, or otherwise adversely affect our business and competitive position.  As a result of regulatory changes, our financial condition, liquidity, and results of operations could be adversely affected in material ways.

Our efforts to expand our market through acquisitions or to increase market share in our current market may not be successful and may have a material adverse effect on our operating results.

We believe that it is important to future growth and profitability to consider expanding our market presence.  This strategy may result in us acquiring additional institutions or branch offices in new markets.  It may also result in efforts to increase market share in markets currently served by us.  Difficulties in operating in a new market, or in integrating an acquired institution or branch may prevent us from realizing targeted levels of deposits, loan volumes and revenue, cost savings, increases in market presence, or other anticipated improvements in our business.  These factors could contribute to us not achieving the anticipated benefits of the market expansion or acquisition within the desired time frames, if at all, and adversely affect our operating results.

Our market share and profitability will decline if we do not successfully offer new products and services and expand our market presence.

In order to maintain our customer base and expand into new market areas, we must offer new deposit, loan, trust, and other financial products and services at competitive pricing levels.  The costs associated with new product development, including new technologies, may require us to make substantial expenditures to modify or adapt our existing products and services.  In addition, our success will depend in part on our ability to generate significant levels of new business in our existing markets and in identifying and penetrating markets.  If we cannot successfully introduce new products and services and expand our markets, our financial condition, liquidity, and results of operations will be adversely affected.

Changes in the use of banking services may reduce our fee income and deposits.

The level of deposits available to fund loans may decrease if consumers increase the use of nonbank services for the investment of funds traditionally held in bank accounts.  Consumers of financial services can now use advances in technology to complete financial transactions, such as bill payments or fund transfers, without banks.  The process of eliminating banks as intermediaries, known as disintermediation, could reduce our fee income and deposits.  These changes could increase our funding costs and reduce our fee income, either of which will adversely affect our results of operations.

We compete in an industry that requires continuing technological changes and we may not have the resources to make all of the technology-driven improvements management believes are appropriate or desirable for our business.

The financial services industry continues to undergo rapid technological changes, with frequent introductions of new technology-driven products and services and the adoption of new technologies to conduct basic banking operations.  In addition to improving the ability to serve customers, the effective use of technology can increase efficiency and enable financial institutions to reduce costs.  Many of our competitors have substantially greater resources to invest in technological improvements.  The cost of implementing new technology-driven products and services or new technology to improve bank operations may be prohibitive and result in the loss of market share or increased operating costs relative to our competitors.

Unexpected liabilities resulting from current or future claims or contingencies may have a material adverse effect on our business, operating results, and financial condition.

We may be involved from time to time in litigation arising out of our business, including claims relating to various tax matters.  Our insurance may not cover all claims that may be asserted against it, and any claims asserted against us, regardless of merit or eventual outcome, may harm our ability to conduct our business.  In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.  Should the ultimate judgments or settlements in any actual or threatened claims or litigation exceed our insurance coverage, they could have a material adverse effect on our business, operating results, and financial condition.

Our financial condition and results of operations depend on management selecting and applying appropriate accounting policies and methods.  Such policies and methods, and the estimates made in implementing those policies, may prove to be incorrect.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations.  Our management must exercise judgment in selecting and applying many of these accounting policies and methods in order to ensure that they comply with generally accepted accounting principles and reflect management’s judgment as to the most appropriate manner in which to record and report our financial condition and results of operations.  In some cases, management must select the accounting policy or method to apply from two or more alternatives, any of which might be reasonable under the circumstances yet might result in our reporting materially different amounts than would have been reported under a different alternative.  Information on our critical accounting policies as in effect at any given time may be found in our Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q as filed with the SEC from time to time and which are incorporated into this prospectus by reference.

Our stock does not have a significant amount of trading liquidity.

There is no active public established trading market for our stock.  Low liquidity may increase the volatility of the price of our stock and result in greater spread between the bid and ask prices as compared to more actively traded stocks.  Investors may not be able to resell shares at the price or time they desire.

Our common stock is not FDIC insured.

Our common stock is not a savings or deposit account or other obligation of the bank, and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of principal.

The Dividend Reinvestment Plan

Our board of directors has established the Mid-Wisconsin Dividend Reinvestment Plan to provide our shareholders with a simple and convenient method of reinvesting cash dividends in our common stock.  The Plan offers:

•

A simple, cost-effective method for purchasing shares of our common stock

•

A convenient way to increase your ownership over time by reinvesting dividends

•

Safekeeping of shares credited to your account

The following questions and answers explain the provisions of the Plan.  Those holders of our common stock who do not wish to participate in the Plan will continue to receive cash dividends by check, if and when they are paid.

Purpose

1.

What is the purpose of the Plan?

The Plan provides our shareholders with a simple and convenient way to increase their holdings of our common stock by reinvesting dividends to purchase additional shares.

Eligibility, Enrollment, and Termination of Participation

2.

Who is eligible to participate in the Plan?

As a general rule, all record holders of our common stock are eligible to participate in the Plan.  Beneficial owners of our common stock whose shares are held in registered names other than their own (for example, in the “street name” of a broker or a bank nominee or in the name of a trustee or bank nominee) must arrange for the holder of record to participate in the Plan or have their shares transferred to their own names before enrolling in the Plan.  Holders may participate with all or any part of the shares of our common stock held of record in their names.  In some limited cases, participation in the Plan may be restricted or prohibited for residents of a state where the costs of registration or other requirements are deemed by us to be impractical due to the limited number of shareholders in the state.

The shares of beneficial owners whose stock is registered in street name or in another nominee form will be held by the record holder for the participant under the Plan.  Each such beneficial owner must rely on their nominee for administering the beneficial owner’s dividends and must correspond exclusively with the nominee on all matters regarding the Plan, including account statements, share withdrawal, and termination of participation in the Plan.  The nominee may charge a commission or other fee for your participation in the Plan, which will be your responsibility.  We will have no record of participation in the Plan by beneficial owners with respect to shares registered in a name other than their own.

3.

How do I enroll in the Plan?

You may enroll in the Plan by completing and signing an authorization form and returning it to the Plan Administrator.  The authorization form accompanies this prospectus.  Additional forms may also be obtained by contacting the Plan Administrator.  As indicated on the authorization form, you are permitted to reinvest dividends on all, or any specified percentage if less than all, of the shares of common stock registered in your name.

If your shares of Mid-Wisconsin common stock are registered in the name of a bank, broker, or other nominee, you must arrange for the registered holder to participate in the Plan or have shares transferred directly into your name to reinvest dividends.

4.

When can I enroll in the Plan?

The Plan will be effective for dividends paid after December 31, 2006.  You may enroll in the Plan at any time.  If your authorization form is received by the Plan Administrator at least five business days before the record date established for payment of a particular dividend, reinvestment will commence with that dividend payment.  If the authorization form is received less than five days before the record date for a dividend payment, the reinvestment of dividends through the Plan will begin with the next succeeding dividend.  Authorization forms received on a Saturday, Sunday, or holiday on which the main office of the Plan Administrator is closed will be considered received on the next succeeding business day.

5.

How may I obtain an authorization form to enroll in the Plan?

You should have received an authorization form with this prospectus.  If you did not, and you wish to enroll in the Plan, you should contact the Plan Administrator to request one:

Registrar and Transfer Company

Attention:  Dividend Reinvestment Department

P.O. Box 664

Cranford, New Jersey  07016

6.

What are my investment options?

You may elect to participate with respect to any or all of the shares of our common stock registered in your name.  If you elect to participate with respect to all shares of our common stock registered in your name, then all dividends on shares held in your Plan account will be applied toward the purchase of more shares of our common stock.  If you elect to participate with respect to a certain percentage of shares of our common stock registered in your name, then dividends will be reinvested on the same percentage of shares held in your Plan account.

7.

After I have enrolled in the Plan, may I change the number of participating shares?

Yes.  If you decide to change the number of shares for which you desire to have the dividends reinvested, you must sign and return a new authorization form to the Plan Administrator.

8.

How may I terminate my participation in the Plan?

You may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator in writing.  The Plan Administrator must receive your termination notice at least five business days before a dividend record date to be effective as to dividends paid for such record date.  Any termination notice received less than five business days prior to a dividend record date will not be effective until dividends paid for such record date have been reinvested.  Upon termination, you will receive a stock certificate for all whole shares credited to your Plan account.  Any fractional shares held in your account will be liquidated and a check for the proceeds will be mailed directly to you by the Plan Administrator.  The liquidation value of any fractional shares will be equal to their “fair market value,” as determined under the Plan as of the date the Plan Administrator processes the termination of your account.  For purposes of the Plan, the term “fair market value” means the average of the closing bid and ask price quotations for our stock in the over-the-counter market on the date to which the purchase of shares relates, or if no such quotation is made at that time, the last independent sales price obtained from a broker or dealer (not affiliated with Mid-Wisconsin) that facilitates trading in the common stock.

You may reach the Plan Administrator by telephone at 1-800-368-5948 between the hours of 7 a.m. and 6 p.m. Central Time, Monday through Friday, to speak with a customer service representative.  The Plan Administrator’s website is www.rtco.com.

9.

What happens to the shares held in my Plan account if all of the shares registered in my name are transferred or sold?

If you dispose of all shares of our common stock held of record by you, then your participation in the Plan will be deemed discontinued and certificates for all whole shares credited to your Plan account, together with the proceeds from the liquidation of any fractional shares, will be mailed to you.

Costs

10.

Are there any fees or expenses associated with participating in the Plan?

Mid-Wisconsin will pay all costs incurred in connection with your participation in the Plan unless we notify Plan participants otherwise and give you an opportunity to terminate your participation.

We have reserved the right to require that your account be charged with your pro rata share of brokerage commissions incurred in open market purchases for Plan accounts and the other costs of administering the Plan.  If we make this election, your share of brokerage commissions may be less, however, than you might individually incur because the Plan Administrator will buy shares in volume and pass commission savings on to the participants.  In no event will you incur any fees for brokerage commissions for purchases of original issue shares made under the Plan.

Common Stock Purchases

11.

What is the source of the common stock offered under the Plan?

The Plan Administrator may purchase shares of common stock for issuance under the Plan in over-the-counter market purchases, negotiated transactions or, at our option, by purchasing treasury or authorized, but unissued, shares of common stock from Mid-Wisconsin.

12.

When will shares of common stock be purchased under the Plan?

Depending on availability of shares of our common stock, open market purchases will be made on the dividend payment date or as soon as practicable thereafter by the Plan Administrator.  We currently intend to direct the Plan Administrator or its agent to purchase shares for the Plan on the open market if reasonably practicable.  However, depending on the availability of shares of our common stock and any applicable trading restrictions imposed on purchases of our shares by the Securities and Exchange Commission (the “SEC”), the Plan Administrator may also purchase newly issued shares directly from us for Plan accounts.  See Question 11.

13.

How is my purchase price determined?

All cash dividends of all participating shareholders will be commingled and applied to the purchase of shares of our common stock.  The terms of any over-the-counter market purchase or negotiated transaction may be on such terms as to price, delivery, or otherwise and as determined by the Plan Administrator (or any agent appointed by the Plan Administrator), subject to any applicable securities laws or guidelines established by the SEC.  Shares of common stock purchased directly from us will be at a price equal to the average of the bid and ask prices for our stock for the ten business days immediately preceding the purchase from us by the Plan Administrator.

14.

How many shares of common stock will be purchased for my account?

The number of shares to be purchased for your account depends on the amount of your reinvested dividends and the purchase price of the shares purchased pursuant to the Plan with respect to a single dividend payment.  Your account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested, divided by the purchase price per share.

15.

May I make optional cash payments and, if so, when and how?

No.  Shares may be purchased under the Plan only with reinvested dividends.

16.

Will I be credited with dividends on shares held in my account under the Plan?

The Plan Administrator will receive dividends for Plan shares held by you or by the Plan on your behalf on the dividend record date and will credit those dividends to your account on the basis of whole shares and fractional shares credited to your account.  These dividends will be automatically reinvested in additional shares of our common stock.

Stock Certificates

17.

Will I receive stock certificates for shares purchased under the Plan?

Unless you request, you will not receive a stock certificate for any shares of common stock purchased under the Plan.  The Plan Administrator will hold the shares credited to your account in its name without charge to you.  The number of shares purchased for your account will be shown on your quarterly statement of account.  This feature protects against loss, theft, or destruction of stock certificates.  You may make a written request to the Plan Administrator to issue you a share certificate for any full amount of shares credited to your account and held in your name.  The Plan Administrator will not issue any share certificates for fractional shares.

Receiving stock certificates for shares held in your account will not affect the reinvestment of dividends on the shares evidenced by those certificates unless you elect to terminate or withdraw your participation in the Plan with respect to those shares.  Dividends on all shares for which you have elected to participate in the Plan will continue to be reinvested, regardless of whether the shares are held in your Plan account or by you in the form of a stock certificate.

Reports to Plan Participants

18.

What reports will I receive?

You will receive a statement of account following each transaction that affects your Plan account.  The statement will include information describing each transaction.  Specifically, it will include information as to dividends credited to you, amounts invested for you, costs of purchases, number of shares purchased (including fractional shares), total number of shares held for you, and other information for the year to date.  You will also receive an annual statement, which will provide records that can be used for your reporting purposes.

Withdrawal of Shares

19.

How may I withdraw shares purchased under the Plan?

You may withdraw some of your shares from your Plan account by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of Plan shares to be withdrawn.  Certificates for whole shares of common stock so withdrawn will be registered in your name and will be issued to you.  No certificates for fractional shares will be issued.  Any notice of withdrawal received by the Plan Administrator less than five business days before a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to your account.

Voting

20.

How do I vote my Plan shares at a meeting of shareholders?

The Plan Administrator will vote the shares in your account at any meetings of shareholders in accordance with your proxy or other written instruction provided to the Plan Administrator.  All of your shares, whether held by certificate in your name or credited in your Plan account, will be voted under one proxy.  If you do not direct the Plan Administrator to vote your shares, the Plan Administrator will not vote your shares.

Tax Consequences

21.

What are the material U.S. federal income tax consequences of participating in the Plan?

The following discussion is a summary of the material U.S. federal income tax consequences of your participation in the Plan.  The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings, and court decisions, as in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect.  This summary does not address any state, local, or foreign tax consequences of your participation in the Plan.  We recommend that you consult your own tax advisor about the tax consequences of your participation in the Plan.

The U.S. federal income tax consequences of participating in the Plan are as follows:

•

Cash dividends reinvested under the Plan are taxable to you as if they had been paid to you in cash on the applicable dividend payment date.  In addition, in the case of shares purchased on the open market with reinvested dividends, the amount of any brokerage commissions paid on your behalf by Mid-Wisconsin will be treated as distribution subject to income tax in the same manner as dividends.

•

The tax basis of shares purchased with reinvested dividends generally is the amount paid to acquire the shares, which will be considered the average of the price of all shares purchased by the Plan Administrator under the Plan with the proceeds of the aggregate of the cash dividends received by the Plan Administrator for all participants in the Plan.

•

You will not realize taxable income from the transfer of shares to your Plan account or from the withdrawal of whole shares from your Plan account.  You will, however, generally realize gain or loss from the receipt of cash in lieu of the withdrawal of any fractional shares in your Plan account.  You will also realize gain or loss when any shares in your Plan account are sold.  The amount of the gain or loss will generally be the difference between the amount you receive for the shares and the tax basis of the shares.

•

The Plan Administrator will report dividend income to participants and the Internal Revenue Service on Form 1099-DIV.  The Plan Administrator will report the proceeds from the sale of Plan shares to the selling participants and the Internal Revenue Service on Form 1099-B.

•

Your dividends and sale proceeds are subject to federal withholding if you fail to provide a taxpayer identification number to the Plan Administrator.  In any case in which federal income taxes are required to be withheld, the Plan Administrator reinvests or pays to you, as the case may be, an amount equal to the dividends or sale proceeds less the amount of tax withheld.  For reporting purposes, the amount of any dividend withheld is included in the dividend income.

Plan Administrator

22.

Who is the Plan Administrator?

Our transfer agent and securities registrar, Registrar and Transfer Company, Cranford, New Jersey, administers the Plan for participants, keeps records, sends statements of account to participants in the Plan, and performs other duties relating to the Plan.  Correspondence and authorization forms relating to the Plan should be sent to the Plan Administrator at the following address:

Registrar and Transfer Company

Attention:  Dividend Reinvestment Department

P.O. Box 664

Cranford, New Jersey  07016

23.

What are the responsibilities of the Plan Administrator and Mid-Wisconsin under the Plan?

We will determine any question of interpretation arising under the Plan and our determination will be final.  Our board of directors may make any other determinations necessary or advisable for the administration of the Plan.

The Plan Administrator receives the participants’ dividend payments and invests such amounts in shares of our common stock, maintains continuing records of each participant’s account, and advises participants as to all transactions in and the status of their Plan accounts.  The Plan Administrator acts in the capacity of agent for the participants.  The Plan Administrator may also appoint a third party, such as a broker to make purchases on behalf of the participants.  All notices from the Plan Administrator to a participant will be addressed to the participant’s last address of record with the Plan Administrator.  The mailing of a notice to a participant’s last address of record satisfies the Plan Administrator’s duty of giving notice to a participant.  You should therefore promptly notify the Plan Administrator of any change of address.

Neither Mid-Wisconsin nor the Plan Administrator will have any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the Plan, including, without limitation, any claim for liability arising out of failure to terminate a participant’s account upon the participant’s death or adjudicated incompetence prior to receiving written notice of death or adjudicated incompetence.  Mid-Wisconsin and the Plan Administrator have no duties, responsibilities, or liabilities except as expressly set forth in the Plan.  Mid-Wisconsin and the Plan Administrator provide no advice and make no recommendation about your purchases and sales of our common stock.  Your decision to purchase or sell shares of common stock must be made by you, based upon your own research and judgment.  You should recognize that neither we nor the Plan Administrator can assure you of a profit or protect you against a loss on shares purchased through the Plan.

Miscellaneous

24.

What if Mid-Wisconsin issues a stock dividend or declares a stock split?

In the case of a stock dividend or stock split, your account will be credited with the appropriate number of whole and fractional shares of our common stock on the dividend payment date.  In addition, the maximum number of shares of common stock available for issuance under the Plan will be proportionately adjusted following a stock dividend or stock split.

25.

What happens if Mid-Wisconsin has a rights offering?

In the event we make available to our shareholders rights to purchase additional shares or other securities, the Plan Administrator will sell all rights accruing to shares held by the Plan if a purchaser can be located.  The proceeds of any sale will be combined with any other of your account funds for reinvestment in connection with the dividend payment date on which shares of our common stock are to be purchased.  If you wish to exercise any such rights, you must send a written request to the Plan Administrator asking that certificates for the whole shares held in your Plan account be sent to you.  This request must be received at least five business days in advance of the record date for the rights offering.

26.

May I sell, assign, transfer, or pledge shares held in my Plan account?

No.  You cannot sell, assign, transfer, or pledge shares credited to your Plan account for any purpose unless you have first requested certificates for such shares.  See Question 17 for information about how you can obtain stock certificates for Plan shares.

27.

May the Plan be changed or discontinued?

Yes.  We may suspend, modify, or terminate the Plan at any time.  You will be notified of any such suspension, modification, or termination.  Upon termination of the Plan, the Plan Administrator will mail to you a stock certificate for whole shares credited to your Plan account, and a check for the proceeds from the liquidation of any fractional shares.  The liquidation value of any fractional shares will be their “fair market value,” as determined under the Plan.  See Question 8 for the meaning of “fair market value.”

Use Of Proceeds

We do not know either the number of shares that will ultimately be purchased from us under the Plan or the prices at which the shares will be sold, and therefore cannot determine the amount of proceeds that will be used.  We intend to add the net proceeds of sales under the Plan of newly issued shares of common stock to our general funds to be available for general corporate purposes.

Additional Information

We are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and accordingly, are required to file reports, statements, and other information with the SEC relating to our business, financial condition, and other matters, including information concerning our directors and officers and their remuneration and beneficial ownership of our stock.  You can inspect and copy our annual, quarterly, and current reports, proxy statements, and other information filed with the SEC at the SEC’s public reference facilities, Room 1580, 100 F. Street, N.E., Washington, D.C. 20549; 233 Broadway, New York, New York 10279; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511.  You can also obtain copies of these materials from the public reference section of the SEC at 100 F. Street, N.E., Washington, D.C. 20549, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC

(http://www.sec.gov).

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, with respect to our offering of common stock under the Plan.  You will find additional information about us in the registration statement.  Any statements made in the prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

Incorporation Of Documents By Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents.  The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents we filed with the SEC:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31 and June 30, 2006;

•

our Current Reports on Form 8-K dated January 24, 2006, February 2, 2006, May 1, 2006, May 30, 2006, July 21, 2006, and October 25, 2006; and

•

the description of our common stock contained in Item 5 of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, in which the terms, rights, and provisions applicable to our common stock are described.

All documents and reports filed by us with the SEC under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this prospectus shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may receive a copy of any of these filings (except exhibits, unless the exhibits are specifically incorporated), at no cost, by writing or telephoning us, or making a request in person, at our office in Medford.  Please contact the Secretary of Mid-Wisconsin at 132 West State Street, Medford, WI 54451, telephone number 715-748-8300.

Legal Matters

An opinion has been delivered to Mid-Wisconsin by Ruder Ware, L.L.S.C., Wausau, Wisconsin, to the effect that the shares of common stock offered by us, when issued as contemplated by this prospectus, will be legally issued, fully paid, and non-assessable.  Certain shareholders of Ruder Ware, L.L.S.C. beneficially own shares representing less than 1% of our outstanding common stock.

Experts

The consolidated financial statements of Mid-Wisconsin incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, have been audited by Wipfli, LLP, our independent registered public accounting firm, as set forth in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of Wipfli, LLP as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable in connection with the issuance and distribution of the securities being registered.  All of such expenses will be paid by the Registrant.  All amounts shown are estimates, except for the SEC registration fee.

Estimated
Dollar
Amount

SEC registration fee	$ 612.00
Printing expenses	10,000.00
Legal fees and expenses	7,000.00
Accounting fees and expenses	1,000.00
Blue Sky fees and expenses	5,000.00
Total	$23,612.00

Item 15.  Indemnification of Officers and Directors.

Mid-Wisconsin is incorporated under the Wisconsin Business Corporation Law (the “WBCL”).  Under Section 180.0851(1) of the WBCL, Mid-Wisconsin is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party because he or she was a director or officer of Mid-Wisconsin.  In all other cases, Mid-Wisconsin is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of Mid-Wisconsin, unless it is determined that he or she breached or failed to perform a duty owed to Mid-Wisconsin and the breach or failure to perform constitutes:  (i) a willful failure to deal fairly with Mid-Wisconsin or its shareholders in connection with a matter in which such person has a material conflict of interest; (ii) a violation of criminal law, unless such person had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which such person derived an improper personal profit; or (iv) willful misconduct.  Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions of the WBCL do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Mid-Wisconsin’s articles of incorporation, bylaws, a written agreement, or a resolution of the Board of Directors or shareholders.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses, and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule, or regulation regulating the offer, sale, or purchase of securities.

Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties, or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to the mandatory indemnification under Section 180.0851(2) referred to above.

Under Section 180.0833 of the WBCL, a director who votes for or assents to an improper dividend or other distribution to shareholders is personally liable to the corporation for the amount of the distribution that exceeds what could have been legally distributed if it is established that the director’s vote or assent constitutes conduct described by Section 180.0828 of the WBCL.

Article 10.01 of Mid-Wisconsin’s Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and provide that each officer and director shall be indemnified to the fullest extent permitted by law and cover certain procedural matters not dealt with in the WBCL.

Mid-Wisconsin has purchased $3 million of insurance policies which insure Mid-Wisconsin’s directors and officers against liability which they may incur as a result of actions taken in such capacities.  In addition, Mid-Wisconsin maintains trust department/fiduciary errors and omissions liability coverage up to a $3 million limit.

Item 16.  Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the
Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.2	Bylaws, as amended September 20, 1995 (incorporated by reference to Exhibit 4.2 to the
Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

5.1	Legal Opinion of Ruder Ware, L.L.S.C. regarding the legality of securities being registered

23.1	Consent of Ruder Ware, L.L.S.C. (contained in Exhibit 5.1)

23.2	Consent of Wipfli, LLP

24.1	Powers of Attorney (contained in the Signature Page to this Registration Statement)

99.1	Mid-Wisconsin Dividend Reinvestment Plan [incorporated by reference from Part I of this
Form S-3; the text of the Plan is contained in the body of the registration statement]

Item 17.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Medford, State of Wisconsin on this 26th day of October, 2006.

MID-WISCONSIN FINANCIAL SERVICES, INC.

By:  JAMES F. WARSAW

James F. Warsaw, President

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby designates and appoints, James F. Warsaw and Paul H. Ewig, and each of them, as such person’s true and lawful attorney-in-fact and agents (the “Attorneys-in-Fact”) with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission and any state securities commission, granting unto said Attorneys-in-Fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said Attorneys-in-Fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.*

JAMES F. WARSAW	PAUL H. EWIG
James F. Warsaw	Paul H. Ewig
President, Chief Executive Officer, and Director	Vice President and Chief Financial Officer
(Principal Executive Officer)	(Principal Financial and Accounting Officer)

KIM A. GOWEY, DDS	JAMES F. MELVIN
Kim A. Gowey, DDS	James F. Melvin
Chairman and Director	Vice Chairman and Director

JAMES P. HAGER	BRIAN B. HALLGREN
James P. Hager	Brian B. Hallgren
Director	Director

NORMAN A. HATLESTAD	KATHRYN M. HEMER
Norman A. Hatlestad	Kathryn M. Hemer
Director	Director

KURT D. MERTENS	ROBERT J. SCHOOFS
Kurt D. Mertens	Robert J. Schoofs
Director	Director

* October 26, 2006

Exhibit Index†

To

Form S-3

of

Mid-Wisconsin Financial Services, Inc.

Pursuant To Section 102(d) Of Regulation S-T

(17 C.F.R. §232.102(d))

Exhibit No.	Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the
Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000)

4.2	Bylaws, as amended September 20, 1995 (incorporated by reference to Exhibit 4.2 to the
Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

5.1	Legal Opinion of Ruder Ware, L.L.S.C. regarding the legality of securities being registered

23.1	Consent of Ruder Ware, L.L.S.C. (contained in Exhibit 5.1)

23.2	Consent of Wipfli, LLP

24.1	Powers of Attorney (contained in the Signature Page to this Registration Statement)

99.1	Mid-Wisconsin Dividend Reinvestment Plan [incorporated by reference from Part I of this
Form S-3; the text of the Plan is contained in the body of the registration statement]